Exhibit (d)(9)

ENCANA CORPORATION

ALENCO ACQUISITION COMPANY INC.

Suite 4400, 500 Centre Street SE

Calgary, Alberta

Canada T2P 2S5

November 3, 2014

[Supporting Stockholder]

[Supporting Stockholder Address]

Dear [Supporting Stockholder]:

Reference is made to that certain Tender Support Agreement, dated as of September 27, 2014 (the “Tender Support Agreement”), by and among you, Encana Corporation, a Canadian corporation (“Parent”), and Alenco Acquisition Company Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”).

Pursuant to Section 5.3 of the Tender Support Agreement, Parent and Acquisition Sub hereby waive and fully release and discharge you from all of your covenants and obligations under the Tender Support Agreement.

This letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law that would require the application of the laws of any other jurisdiction.

[Remainder of this page intentionally left blank.]

Very truly yours,

ENCANA CORPORATION

By:
Name:	Douglas J. Suttles
Title:	President & Chief Financial Officer

By:
Name:	Sherri A. Brillon
Title:	Executive Vice-President & Chief Financial Officer

ALENCO ACQUISITION COMPANY INC.

By:
Name:	David G. Hill
Title:	Vice-President

[Signature Page to Release of Tender Support Agreement]